Exhibit 99.1

FOR IMMEDIATE RELEASE

BC Partners Lending Corporation Closes Merger

with Alternative Credit Income Fund

NEW YORK, September 29, 2026 – BC Partners Lending Corporation (“BCPL”) announced today that it has completed its previously announced transactions to close the merger of Alternative Credit Income Fund (“ACIF”) with and into BCPL, with BCPL continuing as the surviving company (the “Merger”). Based on September 26, 2026 financial data, the combined company has a net asset value in excess of $223 million.

Ted Goldthorpe, President and Chief Executive Officer of BCPL and ACIF, Chairman of the Board of Directors/Trustees of BCPL and ACIF, and Head of the BC Partners Credit Platform, stated, “We would like to thank the shareholders and independent directors of both companies for their strong support throughout the merger process. With the merger now complete, we will seek to leverage the combined company’s enhanced scale, further diversified portfolio, cost savings due to lower overall operating expenses, and improved liquidity to deliver compelling risk-adjusted returns for our shareholders.”

In connection with the closing of the Merger, ACIF shareholders will receive a certain number of shares of BCPL common stock (each, a “BCPL Share”) for each share of ACIF common stock (an “ACIF Share”) they held prior to the closing based on the final exchange ratio for the applicable class of ACIF Shares they hold, which is subject to adjustments for cash payable in lieu of fractional shares. The approximate number of BCPL Shares that ACIF shareholders of each applicable class will receive for each ACIF Share is set forth below.

Class of ACIF Shares	Approximate Number of BCPL Shares to be Received per ACIF Share
Class A	0.4571
Class C	0.4647
Class I	0.4568
Class L	0.4579
Class W	0.4567

Prior to the closing of the Merger, ACIF conducted a one-time discretionary repurchase offer for up to 15% of its outstanding shares at a price equal to the net asset value (“NAV”) of each share class as of the close of regular business hours on the New York Stock Exchange on September 24, 2026.

Transaction Advisors

Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor to the Special Committee of BCPL in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP acted as the legal counsel to the Special Committee of BCPL.

Lucid Capital Markets served as financial advisor to the Special Committee of ACIF in connection with the transaction. Thompson Hine LLP acted as the legal counsel to the Special Committee of ACIF.

Simpson Thacher & Bartlett LLP served as legal counsel to BCPL and ACIF with respect to the Merger.

About BC Partners Lending Corporation

BCPL, a Maryland corporation, is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. BCPL’s investment objective is to make investments that generate current income and, to a lesser extent, capital appreciation, primarily in the form of debt investments, which may include secured debt, unsecured debt, other debt and/or equity in private middle-market companies. BCPL’s investment activities are managed by its investment adviser, BC Partners Advisors L.P. (“BC Partners Advisors”).

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements in this communication constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to future operating results of BCPL as the combined company following the Merger, and distribution projections; business prospects of BCPL as the combined company following the Merger, and the prospects of its portfolio companies; and the impact of the investments that BCPL as the combined company following the Merger expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this communication involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the expected synergies and savings associated with the Merger; (ii) the ability to realize the anticipated benefits of the Merger, including the expected elimination of certain expenses and costs due to the Merger; (iii) risks related to diverting management’s attention from ongoing business operations; (iv) the combined company’s plans, expectations, objectives and intentions, as a result of the Merger; (v) the future operating results and net investment income projections of BCPL as the combined company following the Merger; (vi) the ability of BC Partners Advisors to implement its future plans with respect to the combined company; (vii) the ability of BC Partners Advisors and its affiliates to attract and retain highly talented professionals; (viii) the business prospects of BCPL as the combined company following the Merger, and the prospects of its portfolio companies; (ix) the impact of the investments that BCPL as the combined company following the Merger expects to make; (x) the ability of the portfolio companies of BCPL as the combined company following the Merger to achieve their objectives; (xi) the expected financings and investments and additional leverage that BCPL as the combined company following the Merger may seek to incur in the future; (xii) the adequacy of the cash resources and working capital of BCPL as the combined company following the Merger; (xiii) the timing of cash flows, if any, from the operations of the portfolio companies of BCPL as the combined company following the Merger; (xiv) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense and liability; and (xv) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities). BCPL has based the forward-looking statements included in this document on information available to it on the date hereof, and BCPL assumes no obligation to update any such forward-looking statements. Although BCPL undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that BCPL in the future may file with the SEC, including the Proxy Statement and Registration Statement (in each case, as defined below), annual reports on Form N-CSR and Form 10-K, semi-annual reports on Form N-CSRS, quarterly reports on Form NPORT and Form 10-Q, and current reports on Form 8-K.

No Offer or Solicitation

This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in BCPL or in any fund or other investment vehicle managed by BC Partners or any of its affiliates.

Contacts

Alternative Credit Income Fund

650 Madison Avenue, 3rd floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

BC Partners Lending Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

James Piekarski

Chief Financial Officer

James.Piekarski@bcpartners.com

(212) 891-2880